Contact: Timothy P. Walbridge	EXHIBIT 99.4

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS

www.1stcent.com

Redlands, California—January 28, 2004— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced fourth quarter operating results. The Company reported earnings for the quarter ending December 31, 2003 of $600,000, compared to earnings of $495,000 for the fourth quarter 2002, representing a 21%, or $105,000 increase. Basic earnings per share were 40 cents for the current quarter compared to 39 cents for the same period last year. Diluted earnings per share were 37 cents for the current quarter compared to 39 cents for the same period last year. Net income for the year ended December 31, 2003 was $2.088 million compared to $1.706 million for all of 2002, an increase of 22%, or $382,000. Basic earnings per share were $1.48 in 2003 compared to $1.35 for 2002, while diluted earnings per share were $1.37 for 2003 compared to $1.34 for 2002.

The Return on Average Equity and Return on Average Assets as of December 31, 2003 were 9.82% and .90%, respectively, compared to 10.47% and .83%, for the same period in 2002, respectively. The decrease in Return on Average Equity is due in part, to more equity in 2003 than in 2002 as a result of the issuance of 225,000 shares of the Company’s common stock in a public stock offering, which was completed in May of 2003. The increase in Return on Average Assets is attributed to our record earnings, which resulted from an increase in average earning assets.

Total net loans increased $47 million, or 33% from $141 million to $188 million from December 31, 2002 to December 31, 2003. Deposits, at $213 million, represent an increase of $30 million, or 16% from $183 million for the same period. Total assets reached a record high of $254 million at December 31, 2003, up 22%, or $46 million, from $208 million at December 31, 2002.

The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Timothy P. Walbridge, President and Chief Executive Officer, stated, “We are pleased and proud of the continued, quality growth and increased earnings of your Company, and remain committed in our efforts to build a quality financial services organization and increasing shareholder wealth.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We are delighted to report the highest earnings in the Company’s 13-year history, and look forward to expanding our opportunities in the marketplace of Southern California.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, a full-service branch and its SBA/Commercial Lending Group in Brea, California, and full-service branches in Escondido and Palm Desert, California.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Condition (Unaudited)

	December 31, 2003	December 31, 2002
	(In thousands, except per share data)
Assets:
Cash and due from banks	9,948	12,010
Federal funds sold	—	2,010

Total cash and cash equivalents	9,948	14,020

Interest-bearing deposits in financial institutions	4,806	5,151
Investment securities, available for sale	36,026	32,822
Federal home loan bank stock, at cost	380	329
Loans, net	188,222	141,112
Accrued interest receivable	710	673
Premises and equipment, net	2,468	2,626
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,206	5,926
Other assets	1,437	1,019

Total Assets	$254,383	$207,858

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	66,636	53,896
Interest-bearing and money market accounts	60,129	48,985
Savings	20,745	17,676
Time deposits $100,000 or greater	39,190	34,575
Other time deposits	26,073	28,056

Total deposits	212,773	183,188

Accrued interest payable	224	264
Federal funds purchased	1,850	—
Borrowings from federal home loan bank	7,600	—
Redeemable preferred securities of subsidiary trust holding solely junior subordinated debt	6,000	6,000
Other Liabilities	1,536	1,213

Total Liabilities	229,983	190,665

Shareholders’ Equity:
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,502,281 and 1,202,517 shares at December 31, 2003 and 2002 respectively	20,456	13,913
Retained earnings	3,692	2,957
Accumulated other comprehensive income (loss)	252	323

Total Shareholders’ Equity	24,400	17,193

Total Liabilities and Shareholders’ Equity	$254,383	$207,858

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Earnings (Unaudited)

	12 Months Ended December 31,		3 Months Ended December 31,
	2003	2002	2003	2002
Interest income:
Interest and fees on loans	15,174	12,586	4,088	3,299
Deposits in financial institutions	233	220	55	59
Federal funds sold	90	152	17	38
Investments	1,190	1,536	357	339

Total interest income	16,687	14,494	4,517	3,735

Interest expense:
Interest bearing demand and savings deposits	512	438	116	138
Time deposits $100,000 or greater	850	936	185	237
Other time deposits	397	673	105	132
Interest expense on borrowed funds	347	330	81	90

Total interest expense	2,106	2,377	487	597

Net interest income	14,581	12,117	4,030	3,138
Provision for loan losses	360	477	—	170

Net interest income after provision for loan losses	14,221	11,640	4,030	2,968

Noninterest income:
Customer service fees	1,348	1,105	376	301
Gain from sale of loans	987	547	297	46
Other income	716	772	127	298

Total noninterest income	3,051	2,424	800	645

Noninterest expense:
Salaries and employee benefits	8,432	6,054	2,502	1,758
Net occupancy expense	1,539	1,394	375	279
Other operating expense	4,072	4,108	1,005	839

Total noninterest expense	14,043	11,556	3,882	2,876

Income before provision for income taxes	3,229	2,508	948	737
Provision for income taxes	1,141	802	348	242

Net income	$2,088	$1,706	$600	$495

Earnings per share:
Basic	1.48	1.35	0.40	0.39

Diluted	1.37	1.34	0.37	0.39